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                                  Exhibit 23.1



               Consent of Independent Certified Public Accountants



The Board of Directors
Genesis Health Ventures, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 which registers shares of your common stock issued under the Genesis Health Ventures, Inc. Amended and Restated Employee Stock Option Plan and 1992 Stock Option Plan for Non-Employee Director of our report dated February 4, 1997, relating to the consolidated financial statements of The Multicare Companies, Inc. and Subsidiaries as of December 31, 1996 and for each of the years in the three-year period ended December 31, 1996 in Amendment No. 1 to Genesis Health Ventures, Inc.'s current report on Form 8-K/A dated October 10, 1997 filed with the Securities and Exchange Commission.

We also consent to us being named as "Experts" in the Prospectus.



                                                           KPMG Peat Marwick LLP


Short Hills, New Jersey
December 22, 1997